Exhibit (a)(5)(E)

PRESS RELEASE

FOR IMMEDIATE RELEASE

TIBERIUS CAPITAL INCREASES ITS TENDER OFFER PRICE TO $1.25 PER SHARE FOR

ALL MATHSTAR (OTC: MATH.PK) COMMON SHARES;

EXTENDS OFFER UNTIL 11:59 P.M., NEW YORK CITY TIME ON JULY 20, 2009

CHICAGO, Illinois, July 6, 2009—Tiberius Capital II, LLC (“Tiberius”), a value-opportunity fund located in Chicago, announced today that it is increasing the purchase price in its tender offer for all MathStar (OTC: MATH.PK) common shares from $1.15 to $1.25 net per share in cash (without interest and subject to applicable withholding taxes). Tiberius also announced that it is extending the tender offer until 11:59 P.M., New York City time, on July 20, 2009, and that it is reducing the “Minimum Tender Condition” to the tender offer from a majority of outstanding MathStar shares to 3,000,000 of such shares. As of July 2, 2009, approximately 672,000 MathStar common shares have been tendered and not withdrawn. All MathStar shareholders who have tendered will receive the higher $1.25 price.

Tiberius urges all MathStar shareholders to tender all of their shares as soon as possible prior to the Expiration Date on July 20, 2009, at 11:59 p.m., New York City Time.

Forward-looking Statements

This press release contains forward-looking statements. All statements contained herein that are not clearly historical in nature or that may necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “potential,” “strategy,” “pursue,” and similar expressions are generally intended to identify forward-looking statements. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors such as delays in effecting the tender offer, unanticipated events, prolonged adverse conditions in the U.S. economy, and expectations regarding MathStar’s financial condition and liquidity. Forward-looking statements involve risks and uncertainties.

TIBERIUS CAPITAL II, LLC

303 EAST WACKER DRIVE, SUITE 311, CHICAGO, ILLINOIS 60601